Exhibit 10.16(e)

FOURTH AMENDMENT TO LEASE AGREEMENT

THIS FOURTH AMENDMENT TO LEASE AGREEMENT (the “Fourth Amendment”) is made and entered into this 12th day of February, 2019 by and between HF LOGISTICS-SKX T1, LLC, a Delaware limited liability company (“Landlord”) and SKECHERS U.S.A., INC., a Delaware corporation (“Tenant”).

RECITALS

A.HF LOGISTICS I, LLC, a Delaware limited liability company and Tenant entered into that certain Lease Agreement dated September 25, 2007 (the “Original Lease”), as amended by that certain Amendment to Lease Agreement dated December 18, 2009 (the “First Amendment”), and as further amended by that certain Second Amendment to Lease Agreement dated April 12, 2010 (the “Second Amendment”), and as further amended by that certain Third Amendment to Lease Agreement dated August 18, 2010 (the “Third Amendment”).  HF Logistics I, LLC assigned all of its right, title and interest as landlord under the Lease to Landlord, and Landlord assumed the obligations of HF Logistics I, LLC as landlord under the Lease.  The Original Lease, as amended by the First Amendment, the Second Amendment and the Third Amendment, is referred to herein as the “Lease”.  Pursuant to the Lease, Tenant has leased from Landlord certain premises situated at the northwest corner of Theodore Street and Eucalyptus Avenue in Moreno Valley, California, as more fully described therein.

B.The parties desire to further amend the Lease to extend the term, so that the Termination Date will be the same date as the termination date of that certain Lease dated of even date herewith between HF Logistics-SKX T2, LLC, a Delaware limited liability company, as landlord, and Tenant, as tenant, for approximately 35.30 acres of land situated adjacent to the Premises, upon which will be constructed an approximately 750,000 square foot building (the “Expansion Parcel Lease”).

NOW, THEREFORE, for a good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.The Termination Date shall be the “Termination Date” as set forth in the Expansion Parcel Lease.

2.The Base Rent payable under the Lease from the original Termination Date (November 15, 2031) until the new Termination Date (as established under this Fourth Amendment) shall be at the same rates per square foot that are then payable under the Expansion Parcel Lease.

3.The parties agree that the provisions in the Lease relating to the Expansion Site (Addendum 4, Paragraph 3) are of no further force or effect.  Upon request of Landlord, Tenant will execute and deliver any instrument reasonably required to remove from the public records any memorandum of option which may have been recorded with respect to the Expansion Site.

4.Paragraph 23 of the Lease is hereby amended by adding the following clause (viii):

“viii.Tenant shall default (beyond any applicable notice and/or cure period) under that certain lease of even date herewith between HF Logistics-SKX T2 LLC, as landlord, and Tenant, as tenant, for approximately 35.30 acres of land adjacent to the Premises.”

5.Capitalized terms used in this Fourth Amendment shall have the same meanings as set forth in the Lease, unless a different definition is set forth herein.

6.Except as amended by this Fourth Amendment, all terms and conditions of the Lease shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Fourth Amendment as of the date first above written.

“LANDLORD”		“TENANT”
HF LOGISTICS I, LLC, a Delaware limited liability company		SKECHERS U.S.A., INC., a Delaware corporation

By:	/s/ Iddo Benzeevi	By:	/s/ David Weinberg
	Iddo Benzeevi, President and Chief Executive Officer		David Weinberg, Chief Operating Officer

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